UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                    Under the Securities Exchange Act of 1934


                            Point Therapeutics, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    760394106
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                                 (CUSIP Number)

                                November 5, 2003
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                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which the schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filled for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes to Schedule 13G).



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

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CUSIP No. 563 118 108                                            13G                               Page 2 of 5 Pages
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
      1       NAMES OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Jay Lobell
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      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                              (a)
                                                                                                            (b)
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      3       SEC USE ONLY

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      4       CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
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                          5     SOLE VOTING POWER
                                900,000
  NUMBER OF            ----------------------------------------------------------------------------------------------------------
   SHARES
BENEFICIALLY              6     SHARED VOTING POWER
  OWNED BY                      0
    EACH               ----------------------------------------------------------------------------------------------------------
  REPORTING
   PERSON                 7     SOLE DISPOSITIVE POWER
   WITH                         900,000
                       ----------------------------------------------------------------------------------------------------------

                          8     SHARED DISPOSITIVE POWER
                                0
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      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              900,000
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     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

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     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              5.9%
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     12       TYPE OF REPORTING PERSON*
              (IN)
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



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

ITEM 1(a).     NAME OF ISSUER:
               Point Therapeutics, Inc. (the "Issuer")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               125 Summer Street, Boston, MA 02110

ITEM 2(a)      NAME OF PERSON FILING:
               Jay Lobell

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               365 West End Ave. NY, NY 10024

ITEM 2(c).     CITIZENSHIP:
               United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               Common Stock, $0.001 par value.

ITEM 2(e).     CUSIP NUMBER:  563 118 108

ITEM 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)  [ ]  Broker or dealer  registered  under  section  15 of the Act (15 U.S.C.
          78o).

(b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
          78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)  [ ]  An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance withss. 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);



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

(j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

(h)  [x]  Not Applicable

ITEM 4.   OWNERSHIP

          The Reporting Person may be deemed to beneficially own 900,000 (5.9%) shares of Common Stock of the Issuer. Beneficial ownership consists of voting and dispositive power over (i) 500,000 Shares and warrants to purchase 250,000 Shares owned by the Rosenwald 2000 Family Trust, for which Mr. Lobell serves as the trustee and (ii) 100,000 Shares owned and warrants to purchase 50,000 Shares directly by Mr. Lobell.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          See Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in a transaction having that purpose and effect.



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

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 20, 2003
        New York, NY

                                --------------------------------------
                                Mr. Jay Lobell



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